EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form SB-2 of our report dated March 30, 2006 (except Note R, for which the date is August 28, 2006), which includes an explanatory paragraph that refers to substantial doubt regarding the Company’s ability to continue as a going concern, relating to financial statements of Wireless Ronin® Technologies, Inc. as of and for the years ended December 31, 2005 and 2004, and to the reference to our firm under the caption “Experts” in the Prospectus.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
November 6, 2006